Exhibit 99.1

BRANDPARTNERS GROUP ANNOUNCES SUBSIDIARY SIGNS NEW CONTRACTS
TOTALING $1.7 MILLION

NEW YORK, Jan 11 /PRNewswire/ -- BrandPartners Group, Inc. (OTC Bulletin Board:
BPTR), a leading provider of marketing and creative solutions for retail bank branches of financial institutions, announced today that its wholly owned subsidiary, Willey Brothers, Inc., has signed contracts totaling $1.7 Million since January 1, 2005.

Most notably, a Northeastern-based credit union has engaged Willey Brothers in a two-phase project to design and build a new 3,000 square foot full service retail branch office. The project is scheduled to begin in early March and includes two drive-up lanes, ATM and a financial library/cafe housed within the branch facility.

Also included in the new contracts are several new merchandising orders including a fixture order for a major regional financial institution as well as a product delivery contract for new fixture elements exclusively designed by Willey Brothers for a Southeastern-based bank. Delivery is scheduled for February 2005.

Willey Brothers Strategy and Design Services has also secured several new contracts, including a first quarter campaign for a leading Southern regional bank.

James F. Brooks, Chief Executive Officer of BrandPartners Group, commented, "We are pleased with the performance of all three of our subsidiary's business divisions, both in terms of their performance over the last year and the outlook going forward. We believe that 2004 was a robust year for Willey Brothers, posting record bookings of $61.5 million. Our core lines of business continue to strengthen and some of our newer initiatives are well positioned to provide our existing and prospective customers with the maximum value available to them to improve their profitability and performance."

ABOUT BRANDPARTNERS GROUP, INC.

BrandPartners Group, together with its wholly owned subsidiary, provides integrated financial facility solutions including branch planning, architecture, facility construction, market intelligence, strategic business planning, brand translation, and retail merchandising. The company has contributed to the success of more than 1,600 financial services companies, touching more than 24,000 branches of U.S. financial institutions.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Such factors include among others: the Company's ability to successfully complete contracts and receive timely payment, continued services of executive officers of the Company and its subsidiary; the Company's ability to refinance or obtain an extension of its existing debt; its ability to continue to obtain waivers of covenants and other defaults under its debt instruments and credit facilities; its ability to identify appropriate acquisition candidates, finance and complete such acquisitions and successfully integrate acquired businesses; changes in its business strategies or development plans; competition; and its ability to grow within the financial services industries. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.